June 26, 2015

Multi-Strategy Growth & Income Fund

80 Arkay Drive

Hauppauge, NY 11788

Re: Multi-Strategy Growth & Income Fund, File Nos. 811-22572, 333-189008

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Amendment No. 1 under the Investment Company Act of 1940 (the “1940 Act”) to the Registration Statement of Multi-Strategy Growth & Income Fund. We hereby give you our consent to incorporate by reference the Legal Opinion into Amendment No. 9 under the 1940 Act (Post-Effective No. 3 under the Securities Act of 1933) and consent to all references to us in the Amendment.

Very truly yours,

/s/___________

Thompson Hine LLP